Exhibit 99.7

BMS Employee FAQ

1.	What was announced?
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We announced that Bristol Myers Squibb will acquire MyoKardia in a transaction that further strengthens our portfolio, pipeline and scientific capabilities, and drives meaningful medium- and long-term growth.

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We are further strengthening our outstanding cardiovascular franchise through the addition of mavacamten, a promising medicine with the potential to address a significant unmet medical need in patients with cardiovascular disease.

•	In addition to mavacamten, MyoKardia has a promising pipeline of novel compounds, including two clinical-stage therapeutics: danicamtiv (formerly MYK-491) and MYK-224.
•	Our companies share a commitment to innovation and bold science, as well as a strong focus on our patients. Our respective strengths will help us realize the value inherent in this portfolio.

2.	Who is MyoKardia? What is mavacamten?
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MyoKardia is a San Francisco-based, clinical-stage biopharmaceutical company that focuses on the discovery and development of innovative targeted cardiovascular therapeutics. They have about 300 employees.

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MyoKardia’s lead asset, mavacamten, is a potential first-in-class cardiovascular medicine for the treatment of obstructive hypertrophic cardiomyopathy (“HCM”), a chronic heart disease with high morbidity and patient impact. HCM often goes undiagnosed and can be debilitating, impairing the function of the heart and lowering patients’ quality of life.

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Mavacamten has demonstrated clinically meaningful Phase 3 results in obstructive HCM. We expect a New Drug Application for mavacamten for the treatment of symptomatic obstructive HCM to be submitted to the FDA in the first quarter of 2021. Mavacamten will be a medium- and long-term growth driver presenting a significant commercial opportunity upon approval.

•	Mavacamten also has potential in other indications, including non-obstructive HCM.
•	MyoKardia also has a promising pipeline of novel compounds, including two clinical-stage therapeutics: danicamtiv (formerly MYK-491) and MYK-224.

3.	Why is BMS acquiring MyoKardia? How does this fit into BMS’s strategy?
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We have a long history of discovering, developing and delivering medicines that treat patients with serious cardiovascular diseases and the addition of MyoKardia aligns with our strategy and complements our business very well.

•	This deal is consistent with our strategy of seeking external innovation to complement our internal capabilities.
•	We are further strengthening and accelerating the expansion of our outstanding cardiovascular franchise through the addition of mavacamten and a promising portfolio of pipeline candidates.
•	We are excited to welcome a talented team from MyoKardia with a shared commitment to transforming patients’ lives through science.

4.	How long before the transaction is completed?
•	This transaction is structured as a Tender Offer in which BMS will purchase all of MyoKardia’s outstanding stock.
•	We expect the transaction to close in the fourth quarter of 2020, subject to customary closing conditions and approvals.

5.	What are the integration plans? Will it be the same team that is leading the Celgene integration?
•	Until the transaction closes, which we expect in the fourth quarter of 2020, BMS and MyoKardia remain independent companies and our work continues as usual.
•	We’re confident that our success integrating Celgene – which is obviously much more complex given its scale – makes us well prepared to integrate this transaction.
•	We are in the early stages of forming a Project Management Office and do not have all the answers today. We are committed to communicating transparently as decisions are made.

6.	What does this mean for our San Francisco Bay Area presence?
•	We have tremendous respect for the talented team at MyoKardia and have long admired their scientific expertise and precision medicine approach.
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As we bring our companies together, we remain committed to our West Coast innovation hubs as a center of innovative drug discovery, which will be bolstered by MyoKardia’s diverse approach, skills and people and complement our well established CV drug discovery center in New Jersey.

7.	What does this mean for our New Jersey-based CV team?
•	We believe MyoKardia will complement our well established CV drug discovery center in New Jersey.
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MyoKardia’s diverse approach, skills and people will complement and further accelerate the pace at which we can discover, develop and commercialize our novel medicines for the benefit of people suffering from cardiovascular diseases around the world.

•	Over the coming weeks and months, we will continue to provide updates about the integration between BMS and MyoKardia, and the pipeline of exciting new CV assets.
•	As always, we are committed to transparency and ensuring the transition is as smooth as possible.

8.	Do you anticipate layoffs as a result of the transaction?
•	We have tremendous respect for the talented team at MyoKardia and have long admired their scientific expertise and precision medicine approach.
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As we bring our companies together, we remain committed to our West Coast innovation hubs as a center of innovative drug discovery. We will be strengthened by MyoKardia’s diverse approach, skills and people, which complement our well established CV drug discovery center in New Jersey.

•	It’s important to remember that it is still early in the process and there are many details to be worked out.
•	Both BMS and MyoKardia are committed to transparency and ensuring the transition is as smooth as possible.

9.	What does this announcement mean for our physicians and business partners?
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We expect our physicians and business partners to be excited about this planned acquisition because of our combined capabilities to fully realize the opportunity in obstructive HCM and to explore the full potential of mavacamten in additional indications, including non-obstructive HCM.

•	We’ll also be well positioned to advance the global development of MyoKardia’s portfolio of clinical- and early-stage pipeline candidates.
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MyoKardia shares our commitment to transforming patients’ lives through science, and placing patients at the center of everything we do. Together, we’ll be able to realize the value inherent in our portfolio and do more for more patients.

•	Until the transaction closes, both companies will operate as separate entities and will continue to work with physicians and business partners as we always have.

10.	How soon can BMS employees interact with MyoKardia employees?
•	You should not engage with MyoKardia employees unless you are directed to do so.
•	We expect the transaction to close in the fourth quarter of 2020. Until then, BMS and MyoKardia remain independent companies.

11.	Who can I contact if I have more questions?
•	If you have any additional questions, please reach out to your manager.

12.	Where can I find additional information?
•	Additional information can be found on BMS360.
•	If you have any questions in the meantime, please feel free to reach out to your manager.

The information contained in this message is classified as BMS Internal and is intended for internal distribution only within Bristol Myers Squibb. You are expressly prohibited from forwarding all or part of this message or otherwise sharing its contents with anyone outside the company.

Additional Information and Where to Find It
The tender offer described in this report has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Bristol Myers Squibb will cause Merger Sub to file with the U.S. Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO. Investors and MyoKardia stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by MyoKardia with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge at www.bms.com or by directing a request to Bristol Myers Squibb, Office of the Corporate Secretary, 430 East 29th Street, 14th Floor, New York, New York 10154-0037. A copy of the tender offer statement and the solicitation/recommendation statement will be made available to all stockholders of MyoKardia free of charge at www.myokardia.com or by contacting MyoKardia at ir@myokardia.com, telephone number 650-351-4690.

In addition to the offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, Bristol Myers Squibb and MyoKardia file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Bristol Myers Squibb or MyoKardia at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Bristol Myers Squibb’s and MyoKardia’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Forward Looking Statements
This report contains “forward-looking statements” relating to the acquisition of MyoKardia by Bristol Myers Squibb and the development and commercialization of certain biological compounds. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the acquisition will be realized. The actual financial impact of this transaction may differ from the expected financial impact described in this report. In addition, the compounds described in this report are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these compounds will be commercially successful. Forward-looking statements in this report should be evaluated together with the many uncertainties that affect Bristol Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2019, and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Bristol Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.